Exhibit 10.22

FINANCIAL ADVISORY AGREEMENT

THIS FINANCIAL ADVISORY AGREEMENT ("Agreement" or "FAA") is made and entered into on this the 28th day of April, 2008, by and among HFG International, Limited, a Hong Kong corporation ("HFG"), and LongHeDa Food Company Limited, a company organized under the laws of the Peoples Republic of China ( the "Company").

W I T N E S S E T H:

WHEREAS, the Company desires to engage HFG to provide certain advisory and consulting services as specifically enumerated below commencing as of the date hereof, and HFG is willing to be so engaged.

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1.     Retention. As of the date hereof, the Company hereby retains and HFG hereby agrees to be retained as the Company's exclusive financial advisor during the term of this Agreement. The Company acknowledges that HFG shall have the right to engage third parties to assist it in its efforts to satisfy its obligations hereunder.

A.     Going Public Transaction.

HFG agrees to assist the Company in the implementation of a restructuring plan resulting in an organizational structure that will allow the company to complete the Going Public Transaction ("Going Public Transaction").

HFG agrees to assist the Company in evaluating the manner of effecting a going public transaction with a public shell corporation ("Pubco") domiciled in the United States of America and having a class of securities eligible for quotation on the "OTC BB".

The Company acknowledges that it has presented HFG with financial data indicating that the Company's unaudited net income for the fiscal year ended March 31, 2008 shall be at least $10.85million USD, assuming a RMB to USD exchange ratio of seven to one (the "2008 Unaudited NI"). Actual reported net income for 2008 based upon an audit conducted in conformity with US GAAP and US based auditing standards shall be referred to herein as ("2008 ARNI"). If 2008 ARNI equals or exceeds the 2008 Unaudited NI, the completion of the Going Public Transaction will result in the investors in the Financing (as hereinafter defined) and the current shareholders of Pubco controlling, in the aggregate, 25% of Pubco's issued and outstanding stock following consummation of the Going Public Transaction.

The Company acknowledges that in the event that 2008 ARNI comes in below the 2008 Unaudited NI, HFG shall have the right, in its sole discretion, to either terminate this Agreement or renegotiate its terms.

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The Company acknowledges that it has presented HFG with financial projections indicating that it will report net income of at least $14 million USD for the fiscal year ending March 31, 2009 (the "2009 Projected NI"). The Company understands that it will be required to present investors in the Financing with the 2009 Projected NI, and that in the event the actual reported net income for the fiscal year 2009 based upon an audit conducted in conformity with US GAAP and US based auditing standards fails to meet the 2009 Projected NI its current shareholders will be obligated to deliver to both participants in the Financing and HFG an agreed upon number of shares of Pubco's common stock that they will receive as a result of their participation in the Going Public Transaction. The terms of this arrangement will be set forth in a definitive Make Good Agreement to be entered into by the appropriate parties.

B.     Post Transaction Period

Upon consummation of the Going Public Transaction, HFG agrees to:

(i)     coordinate and supervise a training program for the purpose of facilitating new management's operation of Pubco (the Company agrees that all costs and expenses charged by third party consultants introduced by HFG and engaged by the Company will be the sole responsibility of the Company);

(ii)     if necessary, coordinate the preparation by the Company's legal counsel of an information statement to be filed with the SEC to change Pubco's name and to in turn assist in obtaining a new CUSIP number and stock symbol for Pubco;

(iii)    oversee the development by third parties of Pubco's investor relations efforts, which effort shall include (a) establishing a program for communicating with brokerage professionals, investment bankers and market makers; and (b) creating a complete investor relations strategy to be implemented in English and Chinese. The Company agrees that all costs and expenses charged by investor relations and press relations firms introduced by HFG and engaged by Pubco or the Company will be the sole responsibility of the Company;

(iv)    assist the Company's legal counsel in the preparation and assembly of application materials for the listing of Pubco's common stock on a national exchange or quotation medium that may include, but shall not necessarily be limited to, the American Stock Exchange or the NASDAQ Stock Market; and

(v)     provide Pubco with such additional financial advisory services as may be reasonably requested, to the extent HFG has the expertise or legal right to render such services.

2.     Financing. HFG hereby agrees to assist the Company in identifying an investment banking firm that will act as placement agent for a private placement(the"Financing") of either the Company's or Pubco's securities. It is anticipated that the Financing will generate gross offering proceeds of USD$20million. It is expected that the placement agent for the Financing will be paid an amount equal to seven percent (7%) of the gross proceeds delivered upon consummation of a Financing and shall be granted warrants to purchase up to 7% of the securities sold in the Financing at an exercise price equal to the purchase price of the securities sold in the Financing. The Company acknowledges that the closing of a Financing will be contingent upon the Company's commitment to ensure that Pubco files a registration statement (the "Registration Statement") with the U.S. Securities and Exchange Commission ("SEC") for the purpose of registering the shares purchased in the Financing for resale, with offering proceeds not to be released from escrow until the Registration Statement is filed.

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HFG hereby agrees to assist the Company in consummating the Gong Public Transaction and Financing within 100 days from the Effective Date.

3.     Exclusivity. HFG shall have the exclusive right through the Termination Date (as hereinafter defined) to effect a Going Public Transaction on behalf of the Company. However, the right of exclusivity granted hereunder shall terminate in the event HFG advises the Company that it either unwilling or unable to facilitate the Going Public Transaction.

4.     Authorization. Subject to the terms and conditions of this Agreement, the Company hereby appoints HFG to act on a best efforts basis as its consultant during the Authorization Period (as hereinafter defined). HFG hereby accepts such appoint, with it being expressly acknowledged that HFG is acting in the capacity of independent contractor and not as agent of either the Company, affiliates of the Company or Pubco.

The Company agrees that it will not hold HFG responsible in the event that either the Financing or the Going Public Transaction is not consummated, nor shall it hold HFG liable for any damages suffered by the Company as a result of the Company's inability to consummate either the Financing or the Going Public Transaction.

It is expressly acknowledged by the Company that HFG shall not render legal or accounting advice in connection with the services to be provided herein. HFG shall have the right to appoint the legal and accounting professionals for the transactions contemplated herein.

5.     Covenants. The Company covenants and agrees that if instructed by HFG it will include in the Registration Statement all shares of Pubco's common stock held by HFG, its affiliates and assigns at the time of closing of the Going Public Transaction for purposes of resale.

6.     Authorization Period. Except as to the provisions of paragraphs 5. and 7. hereof which shall survive the Termination Date (as hereinafter defined), HFG's engagement hereunder shall become effective on the date hereof (the "Effective Date") and shall automatically terminate 12 months from the Effective Date (the "Termination Date"), subject to those certain rights granted to HFG herein that allow HFG to terminate this FAA prior to the Termination Date. This Agreement may be extended beyond the Termination Date if both parties mutually agree in writing.

7.     Fees and Expenses. Simultaneous with the closing of the Going Public Transaction, the Company shall pay to HFG a fee of US $450,000, via wire transferred funds, directly from the proceeds of the Financing. In addition, the Company shall reimburse HFG for all documented travel and lodging expenses incurred by HFG personnel during the term of this Agreement. Approval of the request is to be made by the Company within 10 days of receipt of a written request for reimbursement submitted to the Company and the reimbursement aforesaid will be paid via wire transferred funds, directly from the proceeds of the Financing.

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HFG agrees that it shall be responsible for the payment of the following expenses (the "Expenses") related to and incurred by the Company through the closing date of the Financing and the Going Public Transaction: (a) legal fees of US securities counsel, BVI legal counsel and PRC legal counsel, and (b) audit fees and expenses. However, all expenses not enumerated in the previous sentence or otherwise incurred by either Pubco or the Company following the closing of the Financing and the Going Public Transaction, including, but not limited to, expenses associated with gaining the effectiveness of the Registration Statement and making all required periodic reports with the SEC, shall be the sole responsibility of the Company. The Expenses will be repaid via wire transferred funds, directly from the proceeds of the Financing.

Regardless of whether the Financing is consummated, the Company will reimburse HFG for all Expenses paid by HFG in the event that the Company either (a) is unable to obtain an independent US GAAP audit of its financial statements for fiscal 2006, 2007 and 2008, (b) 2008 ARNI comes in below the 2008 Unaudited NI, and the parties hereto cannot reach mutual agreement on new terms for moving forward with the Going Public Transaction; (c) it is unable to receive from BVI and/or PRC counsel the legal opinions required to be delivered to investors that participate in the Financing or (d) the Company elects not to move forward with Going Public Transaction after it is determined that the Financing can be completed at a valuation which is typical for similarly situated companies. Payment shall be received by HFG within 30 days of the date that any of the preceding events should occur.

8.     Due Diligence: Auditabilty and Indemnification. HFG shall have the right to perform a due diligence investigation of the Company that demonstrates to HFG's sole satisfaction that the Company is a suitable candidate for the Going Public Transaction, which due diligence investigation shall include consultation with the Company's independent audit firm regarding the auditablity of the Company in accordance with US GAAP. HFG shall have the right to terminate this Agreement in the event it determines that there exists a material and noncurable due diligence matter. The Company shall also have the right to perform a due diligence investigation of the Pubco.

The parties hereto shall indemnify each other to the extent provided for in this paragraph. Except as a result of an act of gross negligence or willful misconduct on the part of a party hereto, no party shall be liable to another party, or its officers, directors, employees, shareholders or affiliates, for any damages sustained as a result of an act or omission taken or made under this Agreement. In those cases where gross negligence or willful misconduct of a party is alleged and proven, the non-damaged party agrees to defend, indemnify and hold the damaged party harmless from and against any and all reasonable costs, expenses and liabilities suffered or sustained as a result of the act of gross negligence or willful misconduct.

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9.     Governing Law. This Agreement shall be governed by the laws of the Peoples Republic of China and any dispute arising hereunder shall be submitted for binding arbitration to the China Foreign Trade Commission Arbitration Committee in Shanghai.

It is understood that this Agreement will be prepared and executed in both the English and Chinese languages, with both versions having legal efficacy. If a dispute arises as to the interpretation of a particular provision of this Agreement because of differences between the Chinese and English languages, the dispute shall be resolved in accordance with the provisions of the preceding paragraph.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG International, Limited

By: /s/ Timothy P. Halter
Timothy P. Halter,
Its: President

LongHeDa Food Company Limited

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